Q2 2021 Earnings Call Transcript

Company Participants
a.Orlando Zayas, CEO
b.Derek Medlin, COO
c.Karissa Cupito, CFO
d.Bill Wright, VP of Investor Relations

Other Participants
Anthony Chukumba, Analyst
Kyle Joseph, Analyst
Ramsey El-Assal, Analyst

Presentation

Operator

Good day, ladies and gentlemen. And welcome to the Katapult Second Quarter 2021 Earnings Conference Call. At this time, all participants are in a listen-only mode. (Operator Instructions) A question-and-answer session will follow the formal presentation. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Mr. Bill Wright, Vice President of Investor Relations. Sir, you may begin.

Bill Wright

Thank you and good morning. Welcome to the Katapult's second quarter 2021 earnings conference call. With me today are Orlando Zayas, Chief Executive Oﬃcer; Derek Medlin, Chief Operating Oﬃcer; and Karissa Cupito, Chief Financial Oﬃcer. We will all be available for Q&A following today's prepared remarks. Before we begin, I would like to remind everyone that this call will contain forward-looking statements regarding future events and ﬁnancial performance, including statements regarding our market opportunity, impact of our growth initiatives and our future ﬁnancial performance and should be considered in conjunction with cautionary statements contained in our earnings release and the company's most recent periodic SEC reports. These statements reﬂected management's current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to diﬀer materially from those statements. Except as required by law, we undertake no obligation to publicly update or revise any of these statements, whether as a result of any new information, future events or otherwise.

During today's discussion of our ﬁnancial performance, we will provide certain information that constitute non-GAAP ﬁnancial measures under SEC rules. These include measures such as adjusted EBITDA and adjusted net income. These non-GAAP ﬁnancial measures should not be considered replacements for and should be read together with GAAP results. Reconciliations to GAAP measures and certain additional information are also included in today's earnings release, which are available in the Investor Relations section of our company website at www.ir.katapult.com. This call is being recorded and a webcast will be available for replay on our Investor Relations website.

I would now like to turn the call over to Orlando.

Orlando Zayas

Thanks, Bill. Good morning and thank you for joining us. On today's call, we'll review our second quarter 2021 results Cheryl we're seeing in the current macro environment and provide an update on our near-term outlook. Lastly, we will go into greater detail on our long-term growth strategy in this addressable market we are enthusiastic about our market leading technology that is delivering on our mission of ﬁnancial inclusion for the nonprime consumer. We believe it's extremely powerful to enable this customer base to get the items they need and for e-commerce and omnichannel merchants to access new market.

Karissa, our CFO, will provide more details on our second quarter performance in a few minutes. But let me give you some second quarter highlights. Total revenue for Q2 2021 was $77.5 million, an increase of 28% year-over-year. Revenue year-to-date reached $158.1 million versus $103.6 million last year, an increase of 53% year-over-year. Gross Originations were $64.4 million in Q2 2021, up 1% compared to Q1 2021 and down 17% year-over-year. Our compound annual growth rate for Gross Originations is 75% from Q2 2019 to Q2 2021. As we previously indicated in our ﬁrst quarter earnings call, the second quarter represented a diﬃcult comp due to the pandemic related surge in demand for e- commerce durable goods in the spring of 2020. Nevertheless, Originations were roughly ﬂat sequentially versus Q1 2021 and have been steady in the $60 million to $65 million range over the past four quarters.

Our adjusted EBITDA for Q2 2021 was $3.9 million, down 65% from $11.1 million in Q2 2020. Reﬂecting our increased investment in growth initiatives more normalized seasonal lease, payment performance, new higher costs and incremental public company costs.

On the macro front, it is a rapidly changing and complex environment that we have not previously faced in our business, which makes forecasting diﬃcult. Since our Q1 earnings call and continuing today many new developments emerge that have impact on our business.

Starting in late June and noticeably picking up during the July 4th weekend, we began seeing macro headwinds consistent what you've heard from several retailers. First, we observed our consumer shift their focus towards new spending categories and away from durable goods as summer activities increased and restrictions abated. Coupled with this consumer category expenditure external data has become available suggesting e- commerce sales will likely slow for the balance of the year. The combination of these two factors created uncertainty regarding our expectations for Gross Originations in the critical seasonal windows and for the balance of the year.

Another key market factor that we monitor is activity of prime credit and ﬁnancing providers that oﬀer solutions to consumers with higher quality credit or repayment histories. With historically high savings rate and low delinquency rates some consumers buoyed by stimulus and a recovering jobs market, we are observing prime providers stretching further down the credit spectrum to capture consumer transactions and our highest score bands, which is negatively impacting our volume. We are optimistic that this competitive dynamic in the prime segments to be temporary and will subside as credit environments normalize. However, it is diﬃcult to have certainty in the timing of these changes.

On the Retail side, our merchants continued to be impacted by supply chains and strengths, stock levels that are reduced or bottlenecked. These produces longer wait times for consumers and depress conversion rates in certain categories and transaction types.

Though, we are optimistic that these industry trends to be transitory, we think that will continue throughout 2021. Finally, COVID-19 and the recent announcement of new restrictions virus variance and vaccination activities as further complicating an already incredibly dynamic macro environment. As we sit here today, there is just too much uncertainty and multiple macro cross currents to accurately predict our consumer's buying behaviors for back-to-school and the remainder of the year, which are important drivers in our 2021 forecast. We expect to have more insight into these new and evolving patterns by our November earnings call, but for now we feel it's best to remove explicit guidance for the balance of 2021.

While the short-term outlook may not be 100% clear, we do continue to believe in our mission and our core business fundamentals. We are extremely pleased with the progress of our strategic investments that will drive long-term growth. Despite this current market uncertainty, we believe there is tremendous opportunity to serve the needs of the nonprime consumer with our best-in-class technology and customer-centered approach. We believe we are in excellent position to continue our mission to serve the true e- commerce and omnichannel needs of this consumer segment. You see Katapult technology is delivering pull click to ship capability for our customers and merchant community. This seamless experience reduces friction, enabled a transparent and customer friendly approach to the shopping process. We believe these capabilities in our ongoing platform enhancements are truly market-leading and we are excited to elaborate further on our progress

Speciﬁcally, the second quarter marked several milestones for Katapult resulting from recent growth investments. During the second quarter, we added 31 merchants to our platform, bringing our total to 57 new merchants for the ﬁrst half of the year. As discussed on our last earnings call, we started investing in our sales and marketing organization to expand product awareness and availability thousands of online and omnichannel merchants oﬀering durable goods. This momentum is continuing in July. And I am thrilled to share that we have launched 15 new merchants last month bringing up year-to-date total through July to 72. Since the end of the year, we doubled the number of merchants that are partnered with both Katapult and Aﬃrm through the Aﬃrm Connect waterfall solution. Despite the recent merchant deal sizes being on the smaller size, we are closing more of them and more quickly.

Make no mistake, we are still engaged with larger merchants, but these deals are taking longer to move partially due to IT constraints, competing priorities and temporary inventory logistics issues that these merchants currently face. We have high conﬁdence in our technology and expect ongoing traction as these factors are resolved. On the customer side our clear and transparent approach is resonating and our Net Promoter Score was 60 as of July 2021, up from 53 in January 2021 and 46 in July 2020. We have built a rich and rapidly growing database of nearly 2 million approved customers. This is just beginning. As we are focused on understanding all the ways they can spot their ﬁnancial progress to access the things they need. We are conﬁdent in our strategy to deliver value to our business partners and consumers and are excited about the growing interest in Katapult from both merchants, e-commerce platforms and prime partners. In fact, we are pleased with all the expansion of point-of-sale solutions, the buy now, pay later providers focused on the prime consumer segments. This wave of exposure to merchants and consumers is increasing the awareness that there are more opportunities in the checkout experience than ever before which accrues to our beneﬁt. Katapult with our leading technology platform is perfectly positioned to take share of this expansion of BNPL adoption reaches the nonprime customer.

Our vision is to expand ﬁnancial possibilities for consumers that are left behind and looking for the items they need. Financial inclusion of the nonprime consumer drives us to continue innovating and delivering new solutions to this market. And while there may be some variability in the near term macro trends, we are steadfast in our business model. In fact, we believe the time is now to accelerate our investment, access the market opportunity in front of us.

With that, I'll turn it over to Derek to elaborate on our growth activities and platform advancements over the quarter. Derek?

Derek Medlin

Hello, this is Derek Medlin, Chief Operating Oﬃcer here at Katapult. As Orlando mentioned, we are conﬁdent in the progress of our platform, our distribution and the oﬀering. As you can see from our new merchant results, our platform is scaling smoothly with the arrival of new merchants across diverse integration platforms and methods. This ﬂexibility that is inherent to our platform allows us to quickly react to merchant needs and activate the Katapult solution across all kinds of retail environments. It also gives us operational leverage as more volume has come on the platform in our automation matures. This has led to improved sourcing cost margins. We believe that this will continue to be a strategic advantage as we reinvest our earnings for customers and merchants.

In terms of distribution, as Orlando called out, we are pleased to see that our investments in sales and marketing are attracting new retailers at a faster pace. Comparing Q2 2021 versus Q2 2020, our active merchant base increased by 89% and the progress continued in July with another 15 ads. We're ﬁnding great adoption in categories such as outdoor, sporting goods and automotive related goods, which both more than doubled in merchant count year-over-year. And as Orlando mentioned before, our partnership with the ﬁrm continues to expand having also doubled our mutual merchants year-over-year. We have been able to activate dozens of new channel partners as well expanding our footprint of distribution and allowing us to access a wider net of omnichannel opportunities for long-term growth. These new partners are seizing the opportunity to provide expanded payment options for nonprime consumers and our platforms make it easy for merchants corporate Katapult and checkout option on our website. That said, we are a FinTech company where we focus most of our investment dollars on growth in technology. As Orlando mentioned, we are accelerating our investment cadence to prepare for long-term growth and deliver on customer and merchant opportunities. In terms of our core oﬀering, we continue to innovate how we go to market serve our customers with relevant and attractive oﬀers that drive conversion.

First, we are supporting investments in merchandising, promotional collaborations and search to drive growth of new and repeat customer origination rates. While our repeat rate reached 50% in Q2 2021, we still see incremental opportunities to drive this number higher. We plan on investing further in lifecycle marketing to enhance our promotions and increase consumer loyalty.

Next we are going to continue investing in our go-to-market strategies with sales, marketing and channel relationships. Given the size of the opportunity and higher deal close rates we have and will continue to scale our sales force. Since Q2 of last year, we brought the head count to 30 professionals versus 14 year-over-year. We expect to continue investments and resources for the remainder of 2021 and into 2022. All in all, we see the momentum is mounting across merchant segments, sizes and integration types and we believe the time is now to push forward.

Lastly, we are advancing investments in new capabilities and oﬀerings that are aimed at merchants and customers. We recently launched new testing and segmentation capabilities that lay the groundwork for even more targeted approaches to customer oﬀers. Our data rich environment and approach is helping us to be more targeted and relevant, which is what our customers care about. We know that our focus on the lifetime value of customer beneﬁts, our retailer segment as they come back to the Katapult community for items again and again. These expanded capabilities will allow us to make our interactions with customers more personalized drive repeat originations and maintain the relevance of the Katapult solution to our important and growing customer base. We couldn't be more excited to deliver more value to our customers.

Now, I will hand it on to Karissa Cupito, our CFO to discuss the ﬁnancials.

Karissa Cupito

Thank you, Derek. Q2 2021 Gross Originations of $64.4 million were down 70% year-over- year, which was consistent with our previous expectation that we provided in the Q1 2021 earnings call. As a reminder, in the second quarter of 2020, Gross Originations were positively impacted by a combination of COVID-19 stay-at-home orders and temporary closures of physical retail stores that shifted consumer spending online.

These consumer spending trends coupled with the Cares Act stimulus checks surge online transaction better merchants and ultimately our Gross Originations. As a result, Q2 2020 with our highest Gross Originations quarter last year and not followed the traditional retailers is now we typically see. In Q2 2021, we are pleased with our progress as the Wayfair and the continued development of our other valuable merchants. Wayfair continues to be a strong partner and we completed a direct integration with their system during the quarter that deepens our relationship. While we did observe a lower Wayfair US sales penetration rate this quarter as a result of the prime providers stretching down to the credit spectrum to capture volume in our highest bands, we do believe we are continuing to maintain or grow our position in the nonprime brand.

Turning to revenue. Total revenue grew $16.7 million or 28% year-over-year as we continued to the strong payment performance. Gross proﬁt margin for Q2 2021 was 28% versus 30% in Q2 of 2020. Gross proﬁt percentage was 260 basis points lower year-over- year due to a combination of factors, including investments in various customer acquisition oﬀers and an acceleration of our depreciation curve. As part of our deployment of growth investment capital, we are testing various unique oﬀers with our consumers. As Derek discussed in his comments, we see tremendous opportunity to diﬀerentiate ourselves with personalized oﬀers that drive loyalty and repeat business. As for the change in our depreciation curve with further accelerate curve to account for the increased early buy activity spurred by the last round stimulus checks in late March plus early April this year, which increased our cost of revenue.

Moving down to P&L. We continue to show improvements in our variable expense margins as we scale and focus on greater eﬃciency. Servicing costs were $1.1 million in Q2 2021 or 1.4% of revenue versus 1.6% in Q2 of 2020. Underwriting fees for Q2 2021 were 477,000, representing 0.6% of revenue versus 1.4% in Q2 2020. In Q2 2021 professional and consulting fees included one-time transaction cost of $482,000 and employee recruiting costs of $191,000. When you remove these costs normalized professional and consulting fees were $651,000 for the quarter versus $402,000. This $249,000 increase is related to public company costs for audit and legal services.

Technology and data analytics costs increased by $1.2 million in Q2 2021 from higher headcounts, including expanding data science personnel to enhance our proprietary underwriting model in additional IT resources to build out new product functionality. Bad debt expense increased $4.7 million year-over-year. This is the reserve we put on our lease payments earned but not collected at the end of each quarter. The growth accounts receivable balance was $7.4 million as of June 30, 2021 versus only $4 million as of June 30, 2020 due to our larger lease space. On the whole, our loss rates continue to be within our acceptable ranges.

Compensation costs were $14.8 million in Q2 2021 and included $11.6 million for one-time transaction expenses that related to the completion of the merger with Finserv putting vesting of stock options and RSUs plus transaction related bonuses for employees. On apples-to-apples basis when you back out these one-time costs, compensation expenses close to $3.1 million which is $1.5 million higher than our Q2 2020 number. This increased compensation costs will be ongoing and includes the additional headcount for sales and marketing.

General and administrative costs are up $1.3 million in Q2 2021. This increase is made up of our new D&O insurance premiums, franchise taxes and increased spend in marketing. Interest expense and other fees in Q2 2021 were $4.1 million, an increase of $522,000 versus Q2 2020, which is your sort of a higher average debt balance. Interest expense as a percentage of revenue declined from 6% to 5.4% year-over-year. Our lower interest expense margin is a result of reaching proﬁtability milestones in August of 2020, which stepped down our funding cost by 200 basis points on a revolving line of credit. We also reﬁnanced $37.5 million of high interest debt last December to lower interest rates. The change in fair value of our warrants contributed $3.2 million of income in Q2 of 2021. We will book the gain or loss relative to the change in the fair value of our warrants each quarter. We also booked a beneﬁt for income taxes of $1.8 million in Q2 2021 compared to a provision of $111,000 in Q2 2020.

Turning to our other non-GAAP metrics. Adjusted EBITDA was $3.9 million for Q2 2021 versus $11.1 million in Q2 2020. The $7.2 million decline reﬂects our increased investment in growth initiatives, more normalized and therefore lower seasonal lease payment performance, new higher costs and incremental public company costs. Adjusted net income was $1.5 million in Q2, 2021 is down from $5.2 million in Q2 2020.

Moving to the balance sheet and liquidity. At June 30, 2021, we had $110 million in available cash. Our total debt outstanding netted debt issuance costs and warrants with $111 million. With over $100 million of cash on our balance sheet, we have the ﬁnancial ﬂexibility and strength to continue to invest in organic growth initiatives. Earlier this year, we outlined spending $10 million in ﬁscal 2021 for targeted growth investments. Based on the encouraging early results of these investments and given the tremendous potential we see in large addressable market, we plan to increase our investment spending beyond just $10 million for this year. As Derek outlined, we see a great opportunity to widen our competitive move, capture more market share and ultimately accelerate revenue in 2022 and beyond.

Turning to outlook. We are in a very complex macroeconomic environment to say the least. Since our last call, we observed meaningful changes in both e-commerce and retail sales forecast and consumer spending behavior, and in the past few weeks, the onset of new policies from the COVID-19 variants. Beginning with the data that became available after our earnings call we then validated as many online retailers released earnings over the past few weeks. The consensus in the market suggests e-commerce sales will likely slow for the balance of the year. Coupled with developments, consumer spending in July appear to be shifting away from durable goods categories and favor travel clothing and entertainment.

To add further complexity to these trends, many merchants are now dealing with rising inﬂation and supply chain challenges, including inventory shortages as well as facing IT resource constraints and competing priorities. This has delayed many opportunities into the future. From a consumer perspective, the environment is still quite dynamic with multiple factors to consider. Monthly child tax care credit payments commenced on July
15. The federal rent addition moratorium expired on July 31 and was then subsequently extended for certain parts of the nation and enhanced unemployment beneﬁts are set to expire in those states by September. How these events impact our originations and revenue remains to be same as we only have a few weeks of data available and we're monitoring our portfolio performance and adjusting our models in real time.

Coupled with all of these factors the backdrop of COVID-19 and the emergence of new variance and there is uncertainty of how the federal and state governments will respond. On our previous earnings call, we believed our guidance for the year was appropriate and reasonable, but a lot has changed since that call. But it is especially challenging for our projections at the current time is that the visibility of strange and there are multiple conﬂicting factors at play. When looking forward to the balance of the year, there is just too much uncertainty right now that try to predict Gross Originations and revenue in a highly speciﬁc way. We expect to have more insight into these new and evolving trends by our November earnings call, but for now we feel it's best to remove explicit guidance the rest of 2021.

What we think it's prudent to oﬀer you is what we've seen thus far in Q3 and provide some additional color to help frame how things might develop. To be clear, this is not guidance, but instead is intended to give you a directional sense. While we expected signiﬁcant year-over-year growth, July 2021 Gross Originations were ﬂat from the same period last year, as our existing merchants experienced larger than anticipated declines in retail transaction volume. On a positive note, we have been able to oﬀset these outsized declines that are new merchant additions and we are cautiously optimistic that as the summer winds down, people return from their vacation and school begin, the demand will increase.

Looking ahead to Q4, the holiday season is normally our largest quarter from a volume perspective, tracking to retail promotions and consumer purchasing trends. While we originally forecasted a typical Q4 holiday trend for 2021, at this point, it is diﬃcult to be deﬁnitive about how things will play out based on the uncertainty we see in the market. Through Q2 2021 trailing 12-month Gross Originations were $250 million in trailing 12- month revenue was $302 million, well above pre-pandemic level. As we've increased our sales and marketing investments new merchant ads have also accelerated reﬂected by the 72 new merchants on boarded through July. Our eﬀorts at cultivating customer loyalty are also paying oﬀ as our customer repeat rate continues to grow. Our merchant pipeline is larger than ever before and as macroeconomic conditions change and merchants resolve the variety of near-term challenges and constraints that they are facing such as IT resources, we anticipate our growth trajectory to accelerate over time.

While we can't control many of the macroeconomic factors that we are currently faced with today, we can control how we use our resources to serve our customers, partner with our merchants and prepare for long-term growth. Accordingly, we plan to leverage our strong balance sheet, and signiﬁcantly increase our spend on initiatives that will expand our presence and the merchant community better serve our consumers and grow our competitive advantage. While this will reduce near-term net income and adjusted EBITDA, we are resolved that this is the right decision at this time.

And while there may be some near-term headwinds as we navigate this dynamic macroeconomic environment, we do believe we are best positioned to deliver on our mission of ﬁnancial inclusion, but also delivering long-term value for our shareholders.

And with that, I will turn it back over to our CEO, Orlando for closing remarks.

Orlando Zayas

To wrap up, we want to reiterate our sincere appreciation for all our stakeholders. We appreciate our shareholders' support, our merchants' trust and our customers' business and loyalty. And while we are operating within an environment of uncertainty, we remain focused on a much bigger future and are convinced that our market leading position, strategic investments and long-term focus will equate to continued strong growth and an improving proﬁtability for many years to come.

Derek, Karissa and I will be happy to take your questions. Operator, please go ahead.

Questions and Answers

Operator

(Operator Instructions) Our ﬁrst question comes from Ramsey El-Assal with Barclays. Your line is open.

Q - Ramsey El-Assal

Hi, thanks for taking my question this morning. I wanted to ask about the competitive environment. And I guess, speciﬁcally about the -- your comments about prime providers sort of moving down market into the original -- and your traditional kind of lower prime base. What is your view about the degree to which is a more sort of permanent shift? I guess, in other words, has the competitive environment become more challenging on a lasting basis? I know that's a bit of a crystal ball question, but what's your view there?

A - Orlando Zayas

Hi, Ramsey, it's Orlando. Thanks for the question. If you look at what has happened in the last year even beginning at COVID, many of the prime lenders tightened up pretty dramatically, they -- which -- we were the beneﬁt up because of the waterfall down to us. And I think right now the prime lenders and -- you try few of them. So you know that their delinquency rates are at all time lows and they've opened up to try to get volume. So we think its temporary not knowing what's going to happen in the fall, obviously, that's a question. But this is not -- I don't think it's sustainable necessarily as kind of things get back to normal.

Q - Ramsey El-Assal

Okay. And I also wanted to ask about the bad debt expense is stepping up in the quarter. I think you mentioned it was related to an increase in Gross Originations, and forgive me if

I missed it, but something to do with account receivable balances. I'm just trying to understand here whether we should be modeling a higher kind of loss rate going forward or whether there was a bit of an anomaly in the quarter. If you could just elaborate on the drivers there would be great.

A – Karissa Cupito

Sure. Yeah. Ramsey, this is Karissa. So bad debt expense, it's deﬁnitely seasonal. In Q1 it was at 6% In March, in Q4 was 8.8. So it really depends on the seasonality. But in general, in Q2, we had a few diﬀerent dynamics. One, it was the bad debt expense as a percentage of revenue was just on a lower denominator because we have been testing customer promotions and pricing oﬀers. So our revenue was a little bit -- intentionally, a little bit less than normal. And then our growth -- they are just continues to grow as our base grows. And so that's what the bad debt expense is really a function of it reserving and our lease payments that have come to you that we have not collected quite yet. So as they grow, AR grows. We're going to see that bad debt expense grow in proportion. But I would say a good bad debt expense run rate, if you wanted to build one that covers all the seasonality in all the quarters probably be around 8% to 9% at this point.

Q - Ramsey El-Assal

Okay. Terriﬁc. May sneak one last one, and I was just curious, are the headwinds you're seeing -- and I understand sort of a macro overlay. Is it really manifesting itself mostly at Wayfair, your largest partner, or is this something that you're seeing across the board, sort of more broad-based across the business?

A – Derek Medlin

Hi, Ramsey, this is Derek. I will take that one. So certainly our largest retailer not providing our new guidance and having some headwinds in the frontend of the durable goods space is certainly one area. We are seeing the impacts of inﬂation and other pricing that is impacting some conversion rates and other categories. But I think, in general, our view is that some uncertainty in the market right now, people are shifting us there, they are spending to other categories and we're just expecting its come back as soon as things settle down.

A – Orlando Zayas

And Ramsey if I can add, if you look at some of the e-commerce lenders and retailers that have announced recently included one of the largest ones, they've all signaled that e- commerce has slowed. And so we're seeing that across the board with many of our retailers because we are focused on e-commerce and 90 something percent of our businesses is e-commerce. And I think it is a shift of spending. It started in the mid-June was when summer vacation started. We see the airports crowded as it can be, people are spending money on travel and getting together again and durable goods and e- commerce sales have slowed and the stores are open. And so these are shifts that we believe are temporary, and that will get back to normal, hopefully, depending on what happens with the Delta variant some time either later this year or early next year.

Q – Ramsey El-Assal

Okay. Got it. Thanks so much. I appreciate it.

A - Orlando Zayas

Thanks, Ramsey.

Operator

Our next question comes from Kyle Joseph with Jeﬀeries. Your line is open.

Q – Kyle Joseph

Hey, good morning guys. Thank you. Thanks for taking my questions. I just wanted to follow up on Ramsey's question on kind of -- on the prime kind of stretching a bit deep. Would you say that's kind of traditional providers or more of like the new entrants into the prime ﬁnancing market that you're seeing stretched?

A – Orlando Zayas

I would say -- hi, Kyle. This is Orlando. Thanks for the questions. I would deﬁnitely say it's more of the traditional providers. Yeah, and you're right, some of the BNPLs have jumped into the space, but I think they're focused on a much diﬀerent customer. They're really not that -- while you can stretch out the payments over four, for example, with Afterpay or others, we don't really think we are competing with that because our ALV is higher. And that's not something usually as somebody split over for, but we deﬁnitely see it -- and some of the retailers, where we have a waterfall with -- at Wayfair at Citi. We obviously have the aﬃrm partnership on the waterfall. And we've looked --

starting in the spring, we looked at our score bands and how many score bands are ﬂowing to us, especially in the waterfall. And we're seeing that the higher score bands are minimized a little bit. So we have evidenced that they're deﬁnitely buying deeper because some of our higher score bands are not -- I don't want to say disappearing, but they've been minimized. And so it's clear evidence that they've gone deeper. And I think if you just look at any of the major prime providers, they've all talked about delinquencies being down and their proﬁtability going up and they've released some of the COVID restrictions that they've had before. So again, we think it's temporary. We will get back to normal probably at the end of this year or into next year depending on what happens. I mean there's a lot going on.

Q – Kyle Joseph

Understood. Helpful. Thank you. And then one follow-up, just wanted to get a sense for really kind of portfolio performance on the yields of stimulus also recognizing in child tax credit started to go out last month. So just walk us through whether it's payment rates or early buyout activity kind of any trends you've seen kind of on the heels of stimulus, but in front of child tax credits?

A – Karissa Cupito

Sure. So I mentioned in my comments that we had accelerated depreciation curve because the last round stimulus at the end of March did spur a bit of early buyout activity, so accelerated our curves accordingly. For the child tax credit payments that started on July 15, we didn't see a big of an impact and we think that's probably because as you mentioned, starting in July -- especially July 4 weekend we did see consumers probably spending their money in other categories. So rather than coming and making a self- service payment to buyout or to pay down their lease, we think they're spending that in other and other avenues at this point. So we didn't see as big of an impact with these child tax credit spur, but it'll be interesting to see, obviously, these are coming out monthly now how that trend evolves going forward.

A – Derek Medlin

Kyle, this is Derek. I'll add one more thing to it. So we have seen a slight uptick in delinquency over the last couple of months that it is very typical during the seasonal period. And so nothing out of the ordinary. Again, taking into account all the diﬀerent ways of government stimulus and the supply and demand activities and shifting consumer behaviors, everything is on the portfolio front operating within expectations.

Q – Kyle Joseph

Got it. Thanks very much for taking my questions.

A – Orlando Zayas

Thanks Kyle.

Operator

Our next question comes from Anthony Chukumba with Loop Capital Markets. Your line is open.

Q – Anthony Chukumba

Good morning and thanks for taking my question. Not to beat a dead horse with this issue of prime lenders sort of dropping down. But I cover Aaron's and Progressive and Rent-A-Center. And they haven't said anything about that phenomenon. So I guess I'm trying to understand why is that unique to Katapult when Aaron's, Progressive and Rent-A- Center are seeing no such phenomenon?

A – Orlando Zayas

Hi, Anthony. One thing that's really unique about the Katapult solution is that in many of our environments -- we're in a waterfall environment where we are receiving declines from prime providers and that allows us additional insight as we can see trending and detail analytics as to what's happening in our base through application ﬂow all the way through conversion. And really simply and there have been various outside stimulus, the trends in supply and demand have changed was as they needed -- the change -- the character of what those above us are approving. And just like last year when we saw a tightening during uncertainty, but for stimulus, we have seen that loosening occur. And this is something that we've seen before often on throughout the years. I think this is fairly common, but in our position in the waterfall, we have more visibility into it.

Q – Anthony Chukumba

Got it. That's helpful. And then my second question, I understand there are a lot of moving parts here and a lot of uncertainty, but when you talk about the COVID-19 variant, I would think there would be a positive for your business, right. I mean you had your best ever lease originations in the second quarter of last year because of widespread shutdowns in the shift e-commerce. So why wouldn't people getting freaked out about the COVID-19 Delta variant be good for your business and not bad for your business?

A – Derek Medlin

Hi, Anthony. This is Derek. I'll continue on that and maybe Orlando jump in. So on that front, there are puts and takes. And so when we talk about the uncertainty associated with COVID-19 and what that has done, one of the areas I'd like to emphasize is I think impacting some of our retailer rollouts. Their ability to get IT support to be able to do integrations as well as the priorities that they have in a response to what's going in the macro environment is just shifting priorities for our releases. And so, what's great is that still heavy amount of interest and a lot of activity on that front. Many of these rollouts have been delayed. And so that's one impact on our business. Now on the consumer, if there were more extreme activities, that does tend to favor the e-commerce activity, our purchasing behaviors. That said -- that's not something we're modeling in for the last half of the year.

A – Orlando Zayas

Yeah, Anthony. This is Orlando. If I can add, many of the discussions and I think I've mentioned this on our previous call that July and August are our biggest months in terms of retailer additions and preparation for the holiday. And resoundingly what we've heard and, I'll give an example. I was speaking with one pretty large retailer, who is requiring everybody to come back to work soon, and many of their IT resources have quit because they have moved to another area, they can work from home. And so there seems to be across the board at many of these retailers just an IT constraint issue that is up -- that is unforeseen and that they can't get enough resources on the tech front and that the ones that they are leaving for work from home, if necessary. And so, well we normally see a really big uptick on new retailer additions and we've had quite a few smaller ones, some of the larger ones are a little bit tougher to get done because of those IT constraints.

Q – Anthony Chukumba

Got it. That's very helpful. Thank you.

Operator

There are no further questions at this time. Please proceed with any closing remarks.

A – Orlando Zayas

All right. I want to thank everyone for listening today. We're excited about the long-term growth aspects of Katapult. We continue to work hard to get the retailer integrations that we need and enjoy the strong pipeline that we have. There are constraints, but we're working hard to try to help alleviate some of those issues by simplifying our integrations with the retailers. And I think we're looking forward to the second half of the year and into next year as some of these retailers get back to normal. And they can integrate our platform pretty quickly. So again, thanks everybody for listening and have a good day.

Operator

Ladies and gentlemen, this does conclude the conference. You may now disconnect. Everyone have a great day.